CACI ANNOUNCES PROPOSAL TO ACQUIRE CSRA FOR $44.00 PER SHARE

ARLINGTON, Va. (March 18, 2018) – CACI International Inc (NYSE: CACI) a leading information solutions and services provider to the federal government, today announced that it has made a proposal to acquire all outstanding shares of CSRA Inc. (NYSE: CSRA), a leading provider of next-generation IT solutions and professional services to government organizations, for $44.00 per share in cash and stock.

CACI’s proposal includes a cash component of $15 per share and a stock component in the form of CACI stock at a fixed exchange ratio of 0.184 shares of CACI common stock for each share of CSRA stock.

The acquisition of CSRA by CACI would unite two businesses with long-term customer relationships, complementary capabilities and substantial presence in high-growth markets. Bringing together CACI’s mission solutions and services with CSRA’s broad range of next-generation enterprise capabilities would create a company able to provide customers with solutions that link domain and mission knowledge with industry-leading enterprise support offerings. The combination with CSRA would further capitalize on this opportunity for growth, amplifying both CACI’s and CSRA’s position in key market areas and improving the value proposition and customer footprint.

The acquisition proposal represents an 8% premium over the price CSRA’s shareholders would receive in the announced transaction with General Dynamics (GD).  The combination would allow CSRA’s shareholders to participate in the long-term growth of the combined company.  CACI expects to realize $165 million annually in net run-rate cost synergies—a substantially greater figure than the synergies contemplated by the GD transaction, affording both CACI’s and CSRA’s shareholders the opportunity to participate in additional value creation.

As announced in a separate press release today, CACI is in a strong position for future growth, and is raising its net income and diluted earnings per share guidance, as well as the lower end of its annual revenue guidance for Fiscal Year 2018.  CACI’s strong financial outlook underscores the significant value-creation opportunities in the proposed transaction.

Additional information regarding CACI’s proposal is included in a letter that CACI delivered to CSRA’s  Board of Directors on March 16, 2018, which CACI is furnishing as an exhibit to a Form 8-K.

CACI has committed financing in place for the proposed transaction and therefore its proposal is not subject to any financing contingency.  CACI’s Board of Directors unanimously approved the proposal, which is not subject to any further due diligence.  CACI expects that a transaction could close by July 31, 2018, subject to approvals by CACI’s and CSRA’s shareholders.

J.P. Morgan Securities LLC is acting as lead financial advisor to CACI. Gibson, Dunn & Crutcher LLP is acting as legal advisor to CACI.

About CACI

CACI provides information solutions and services in support of national security missions and government transformation for Intelligence, Defense, and Federal Civilian customers. CACI has a significant track record of acquiring and successfully integrating companies. A Fortune Magazine World’s

Most Admired Company in the IT Services industry, CACI is a member of the Fortune 1000 Largest Companies, the Russell 2000 Index, and the S&P SmallCap600 Index. CACI’s sustained commitment to ethics and integrity defines its corporate culture and drives its success. With approximately 18,700 employees worldwide, CACI provides dynamic career opportunities for military veterans and industry professionals to support the nation’s most critical missions. Join us! www.CACI.com.

Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  You can identify these statements and other forward-looking statements in this document by words such as “may”, “will”, “would”, “expect”, “anticipate”, “believe”, “estimate”, “plan”, “intend”, “continue”, or similar words, expressions or the negative of such terms or other comparable terminology.  These statements include, but are not limited to, the benefits of the business combination transaction involving CACI and CSRA, including the combined company’s future financial and operating results, plans, objectives, expectations and intentions, the achievement of CACI’s financial guidance, and other statements that are not historical facts.  Such statements are based upon the current beliefs and expectations of CACI’s management and are subject to significant risks and uncertainties.  Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements:  a decision by CSRA not to enter into the proposed transaction with CACI; the ability to obtain governmental approvals of the transaction on the proposed terms and schedule; the failure of CACI’s stockholders and CSRA’s shareholders to approve the transaction; the failure of the transaction to close for any reason; the risk that the businesses will not be integrated successfully; the risk that anticipated cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; the potential impact of the announcement or consummation of the proposed transaction on relationships, including with employees, suppliers, customers and competitors; changes in general economic, business and political conditions, including changes in the financial markets; significant competition; compliance with extensive government regulation;  the combined company’s ability to make acquisitions and its ability to integrate or manage such acquired businesses.  Additional risks and factors are identified under “Risk Factors” in CACI’s Annual Report on Form 10-K filed on August 21, 2017, which is on file with the Commission.

You should not rely upon forward-looking statements as predictions of future events because these statements are based on assumptions that may not come true and are speculative by their nature.  CACI does not undertake any obligation to update any of the forward-looking information included in this document, whether as a result of new information, future events, changed expectations or otherwise.

Corporate Communications and Media	Investor Relations:

Jody Brown, Executive Vice President,	David Dragics, Senior Vice President,
Public Relations	Investor Relations
(703) 841-7801, jbrown@caci.com	(866) 606-3471, ddragics@caci.com

Jeremy Jacobs/Alan Oshiki
Abernathy MacGregor
(212) 371-5999
jrj@abmac.com; aho@abmac.com

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